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                                  EXHIBIT 20.1


FOR IMMEDIATE RELEASE

CONTACT:
Bob Husted                          Nancy Hamilton
Investor Relations Manager          Chief Financial Officer
(303) 440-5330 ext. 350             (303) 440-5330 ext. 224
bhusted@spectralink.com             nhamilton@spectralink.com



          SPECTRALINK ANNOUNCES PRELIMINARY FOURTH QUARTER 2001 RESULTS
                           AND REVISES 2002 ESTIMATES

BOULDER, COLO. - JAN. 14, 2002 - SpectraLink Corporation (NASDAQ: SLNK) announced today its preliminary results for the fourth quarter of 2001. The Company expects diluted earnings per share of $0.04 to $0.05 and revenue of approximately $14.9 million for the fourth quarter ended December 31, 2001. These numbers are below expectations because of delayed and cancelled orders in the last few days of December when a large percentage of SpectraLink sales typically occur.

For calendar year 2002, estimates have been revised to reflect the soft economy and its potential influence on future business. Revenue in 2002 is forecasted to be approximately $70 million resulting in diluted earnings per share of $0.40 to $0.43.

Bruce Holland, SpectraLink president and CEO, said, "SpectraLink had not been noticeably impacted by the sluggish U.S. economy during the first part of 2001. However, the continued deterioration of the overall economy adversely affected our business in the fourth quarter. Even in the presence of this economic impact, I'm encouraged that we have avoided the dramatic declines in revenue experienced by many of our peers, and preliminary numbers indicate that we have maintained strong profitability at over 11% pretax earnings with substantially positive cash from operations. We believe this performance results from a degree of resiliency that we enjoy because of the diversity of our markets."

Holland went on to say, "I remain optimistic that we will see year-over-year revenue and earnings growth in 2002. This growth should be stronger in the second half of the year than in the first half of the year as our Education sector expands and the European market begins to contribute to our revenue growth."

Complete Fourth Quarter Financials

SpectraLink Corporation will report complete fourth quarter and year-end 2001 earnings immediately after the market closes on Tuesday, January 22, 2002. There will


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not be a conference call following that release unless the results are materially different from those stated in this release.

CONFERENCE CALL AND WEBCAST INFORMATION

SpectraLink will hold a conference call and audio webcast to discuss preliminary fourth quarter 2001 results, as well as revised guidance for 2002, on January 15th, at 4:30 p.m. Eastern Time. The dial-in number for the call is 877-542-0532 (International callers use 203-748-8964) and replay is 800-695-1564. You can access the live webcast and Internet replay at http://www.spectralink.com.

ABOUT SPECTRALINK

SpectraLink Corporation (Nasdaq: SLNK) is the leading manufacturer and provider of wireless telephone systems for the workplace in North America. Headquartered in Boulder, Colo., SpectraLink has more installed systems and accumulated more experience and application knowledge than any other provider. SpectraLink distributes its products through industry-leading service, equipment and application providers, cultivating a vast customer base among industries including retail, education, healthcare, manufacturing, finance, information systems and telecommunications. For more information, call 1-800-676-5465, or visit http://www.spectralink.com.

This release, as it relates to revenues and other company matters, contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Investors are directed to the Risk Factors section and other information contained in the company's most recent 10-Q and 10-K filings with the Securities and Exchange Commission for a more complete description of the risks and uncertainties relating to the material in this release as well as to other aspects of the company's business.

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All trademarks, trade names, registered trademarks, or registered trade names are property of their respective holders. For more information, visit the SpectraLink website at www.spectralink.com.